Exhibit 99.1
Keros Therapeutics Appoints Christopher Rovaldi as Chief Operating Officer

LEXINGTON, Mass. – January 31, 2022 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today announced the appointment of Christopher Rovaldi as Keros' Chief Operating Officer, effective as of February 1, 2022. Mr. Rovaldi previously served as a consultant to Keros.

“We are excited to welcome Mr. Rovaldi to the executive team as Chief Operating Officer,” said Jasbir S. Seehra, Ph.D., Chief Executive Officer of Keros. “This addition allows us to benefit from his leadership and successful track record within the biopharmaceutical industry. Mr. Rovaldi’s 15 years of experience developing transforming growth factor-beta (“TGF-β”) molecules in hematology, neuromuscular and pulmonary diseases will be instrumental as we position our portfolio and organization for continued success.”

Mr. Rovaldi joins Keros after most recently serving as a consultant to biotechnology companies since August 2018, including through his role as President of NS Biopharma Consulting, LLC, a biotechnology consulting firm, since May 2019. From 2007 to May 2018, Mr. Rovaldi held multiple positions of increasing responsibility at Acceleron Pharma Inc., including Director, Program Management from 2007 to 2008, Senior Director, Program Management from 2008 to 2010, Vice President, Program Management from 2010 to 2013 and Senior Vice President, Program Management and Operations from 2013 to May 2018. Prior to Acceleron Pharma Inc., Mr. Rovaldi worked at Idenix Pharmaceuticals, Inc. from 2004 to 2007 and at Cubist Pharmaceuticals, Inc. from 2000 to 2004. He has over 20 years of program and portfolio management experience developing biologics and small molecules from the pre-investigational new drug application stage to marketing authorization. Mr. Rovaldi received a B.S. and an M.Sc. degree each in microbiology from the University of New Hampshire.

“I am excited to join Keros to build upon the tremendous progress the organization has made to advance a pipeline of novel TGF-β product candidates into the clinic,” said Mr. Rovaldi. “I look forward to helping to lead the organization in developing these differentiated product candidates to address the needs of patients with hematologic, cardiopulmonary and neuromuscular disease.”

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of pulmonary arterial hypertension.

Investor Contact:

Mike Biega
mbiega@soleburytrout.com
617-921-9660